Exhibit 10.8.3

FEDERAL HOME LOAN BANK OF CHICAGO

LONG TERM INCENTIVE COMPENSATION PLAN

I.	PURPOSE

The purpose of the Federal Home Loan Bank of Chicago Long Term Incentive Compensation Plan (the “Plan”) is to provide additional incentive for the required sustained efforts, decisions innovation and discipline from certain senior officers who significantly contribute to the attainment of long-term goals of the Federal Home Loan Bank of Chicago (“Bank”), and to enhance the retention of such senior officers by providing such officers with a competitive compensation opportunity, which aligns their interests with those of the Bank’s members.

II.	ADMINISTRATION

The Plan shall be administered by the Personnel and Compensation Committee of the Board of Directors of the Bank (the “Committee”). In addition to any authority granted from time to time to the Committee by the Board of Directors of the Bank, the Committee shall have the authority to: (a) prescribe, amend and rescind Plan rules, regulations and procedures consistent with the Plan; (b) approve performance goals (with Board of Directors approval); (c) determine from time to time the eligibility of employees of the Bank for participation in the Plan; (d) determine the number and monetary value of Performance Units to be allocated to each Participant for each Performance Period; (e) delegate from time to time the performance of ministerial functions in connection with the administration of the Plan to such person or persons as it deems appropriate; (f) act upon the vote of a majority of its members; and (g) take all other action necessary or appropriate for the administration of the Plan. All such actions by the Committee shall also be consistent with the terms and provisions of the Plan.

III.	ELIGIBILITY

Participants in the Plan for each Performance Period shall be those senior officers of the Bank who are designated by the Committee in its sole discretion.

Before the beginning of each Performance Period, the Committee shall designate those senior officers who shall be eligible to participate in the Plan for that Performance Period and shall allocate to them Performance Units for that Performance Period. Each such person eligible to participate in the Plan for a Performance Period is referred to as a “Participant”. The continued eligibility of any Participant for any Performance Period is at all times determined in the sole discretion of the Committee and may be subject to such restrictions as the Committee may in its sole discretion from time to time determine. Restrictions on one Participant’s eligibility need not be applicable or the same as restrictions applicable to any other Participant’s eligibility.

IV.	PERFORMANCE UNITS

Performance Units shall be allocated by the Committee to Participants before each Performance Period. A Participant may elect to purchase from twenty percent (20%) to one hundred percent (100%) of the Performance Units allocated to him and eligible for purchase. The purchase price for a Performance Unit shall be as designated by the Committee on the Performance Period Worksheet. The purchase price may be paid in cash, by personal check, by electing to forego payments under the Federal Home Loan Bank of Chicago Management Incentive Compensation Plan or other similar incentive plan, or in any combination thereof. The number of Performance Units elected and the purchase price payment or direction must be received by April 15th of the first year of the applicable Performance Period, or for the first Performance Period (2001-2003)

hereunder, by June 1, 2001. Participants who become employed during a Performance Period may purchase their Performance Units for such Performance Period at the time of employment.

The President & CEO of the Bank shall have the authority to allocate additional Purchased Performance Units to any Participant other than the President & CEO. Any such Performance Units so allocated shall not exceed, in the aggregate, ten percent (10%) of the total number of Performance Units available for purchase by all Participants for the applicable Performance Period.

V.	GRANTED PERFORMANCE UNITS

A Participant shall receive three (3) additional Performance Units for each Performance Unit purchased. The Participant will not be required to pay for these additional Performance Units.

VI.	PERFORMANCE PERIODS AND GOALS

Each year shall begin a new three (3) year Performance Period.

As of the beginning of each Performance Period, the Committee, with the approval of the Board of Directors, shall establish one or more performance goals and Performance Unit values (“Performance Goals”) consistent with the purposes of the Plan, as determined in the sole discretion of the Committee, for that Performance Period, and if appropriate, the weight to be given to each such Performance Goal for that period. The Committee may, from time to time thereafter, make appropriate adjustments in Performance Goals to reflect major unforeseen transactions, events or circumstances which in the Committees opinion alter or affect such goals or the basis or assumptions upon which such goals were determined.

At the beginning of each Performance Period, the Bank’s Human Resources Department shall send a letter (“Notification Letter”) to each Participant who has been allocated Performance Units for that period. The Notification Letter shall indicate for that Performance Period: (a) the number of purchased and granted Performance Units available to that Participant; (b) the Performance Goals applicable for such Performance Period; and (3) such other information relevant to such Performance Period.

As soon as practicable after the end of each Performance Period, the Committee shall determine the extent to which the Performance Goals for that period were achieved.

VII.	VESTING

Except as provided below, if a Participant is actively employed by the Bank at the end of the Performance Period he shall be vested at the end of such Performance Period in the Performance Units allocated to him for that Performance Period.

If a Participant dies, becomes totally and permanently disabled, or retires under the qualified defined benefit retirement plan sponsored by the Bank before the end of a Performance Period, such Participant shall be vested at the end of the corresponding Performance Period in the number of Performance Units he would have received had his employment with the Bank continued to the end of the Performance Period, multiplied by a fraction, the numerator of which is the number of full months he was employed by the Bank during the Performance Period (excluding any period of disability in excess of three months), and the denominator of which is the total number of months in the Performance Period.

The balance of a Participant’s Performance Units for any Performance Period that are not vested as provided above shall automatically be forfeited by the Participant as of the last day of that Performance Period. The Participant shall receive the purchase price paid for any nonvested Performance Units forfeited, subject to downward adjustment by the Committee, in its sole discretion.

Any award or Performance Unit allocation hereunder may be reduced pro rata in the event that a Participant (i) commences employment with the Bank during a Performance Period or (ii) is absent from the Bank (other than regular vacation) during a Performance Period whether through approved leave or otherwise, disability, leave under the Family and Medical Leave Act, a personal leave of absence or military leave.

VIII.	BENEFITS

a.	Benefit Value. The benefits to a Participant under the Plan will be the cash value of Performance Units based upon the achievement of the Performance Goals as established and determined by the Committee in which such Participant becomes vested and adjusted for interest accruals as provided below for deferred payments.

b.

Time of Payment. Except as otherwise provided for herein, payments due hereunder for vested Performance Units will be made within ninety (90) days of the end of the Performance Period in which such Performance Units vested. If the Participant will own at least three hundred (300) Performance Units at the end of the Performance Period, he may elect, not less than one (1) year prior to the end of any Performance Period, by a writing filed with and accepted by the Bank, to defer distribution of Plan benefits (or any portion thereof) in which he becomes vested at the end of such Performance Period. Such deferral shall be for a period of not less than two (2) years from the otherwise applicable time of payment. Such deferral election may be changed thereafter as long as such change is made at least one (1) year prior to the then current distribution date, and the new distribution date is at least two (2) years from the new election date. In the event the Participant’s employment is terminated for any reason other than death, total and permanent disability or retirement under the qualified defined benefit retirement plan sponsored by the Bank, all deferred distributions shall be paid in a lump sum within ninety (90) days of such termination. Interest shall accrue on deferred payments from the end of the applicable Performance Period to the date of payment at a rate equal to the 90 day FHLB note rate (or such successor reference rate designated by the Committee) for each calendar quarter thereafter. The Bank may, in its sole discretion, choose at any time and from time to time to accelerate the payment of any Plan benefits of a Participant after the Participant’s death, total and permanent disability or retirement.

c.

Financial Emergency Withdrawal. If the Participant experiences a financial emergency as defined below, the Participant may petition the Committee to receive a partial or full payment from the Plan. The payout shall not exceed the lesser of the Participant’s benefit under the Plan, or the amount reasonably needed to satisfy the financial emergency. If, subject to the sole discretion of the Committee, the petition for payout is approved, payout shall be made as soon as practical after the date of approval. A financial emergency is an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

d.	Form of Payment. A Participant may elect to receive a distribution from the Plan in the form of a lump sum or installments. In the event of the termination of the Participant’s employment for other than death, total and permanent disability or retirement, all vested amounts shall be distributed in a lump sum within ninety (90) days of such termination. In the event of the termination of the Participant’s employment for death, total and permanent disability or retirement, vested amounts shall be distributed on the date or dates otherwise elected by the Participant. The Committee may prescribe such rules as it deems necessary regarding the payment of benefits. The Bank may, in its sole discretion, choose at any time and from time to time, to accelerate the payment of any Plan benefits of a Participant after the Participant’s death, total and permanent disability or retirement.

IX.	DESIGNATION OF BENEFICIARY

In the event of the death of a Participant, all benefits to which that Participant is entitled but which are unpaid at the time of his death shall be paid to the beneficiary or beneficiaries of that Participant who are designated in writing by the Participant on a form provided by, filed with and accepted by the Bank, or in the absence of any such designation, to the beneficiary or beneficiaries of that Participant who are entitled to receive the benefits of that Participant which are payable under the qualified defined benefit plan sponsored by the Bank or its successor plan.

X.	AMENDMENT OR TERMINATION OF PLAN

The Bank may terminate, amend or modify this Plan at any time and from time to time; provided however, any such termination, amendment or modification may not divest any Participant of any of his benefits under this Plan which are granted as of the date of such termination amendment or modification.

XI.	GENERAL PROVISIONS

a.	No Right of Continued Employment. Nothing contained in the Plan shall give any Participant the right to be retained in the employment of the Bank or affect the right of the Bank to dismiss any Participant.

b.	No Right to Continued Payments. The allocation of any Performance Units, the vesting therein or the payment of any Plan benefits for any Performance Period shall not guarantee a Participant the right to receive any such allocation, vesting or payment for any subsequent Performance Period.

c.	No Right of Transfer. The interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except for tax withholding requirements or as otherwise specifically provided herein, may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered.

d.	Withholding for Taxes. The Bank shall have the right to deduct from all amounts paid under this Plan any taxes required by federal, state or local law to be withheld with respect to such payments.

e.	Special Compensation. Except as otherwise provided by law, benefits received under the Plan shall not be included or taken into account in determining benefits under pension, retirement, profit sharing, group insurance, or any other benefit plan maintained by the Bank, unless so provided in such plan. Neither the Bank nor the Committee guarantee in any way the deferral of tax liability if a Participant defers the payment of Plan benefits.

f.	Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with applicable Federal law.

g.	Funding of Benefits. Benefits payable hereunder to or on account of any Participant shall be paid directly by the Bank from its general assets. The Bank shall not be required to segregate on its books or otherwise set aside any amount to be used for the payment of benefits under this Plan.

h.	Interpretation. The Committee shall have the sole and complete authority to interpret the provisions of and decide all disputes arising under the Plan, which interpretations and decisions shall be final and binding on all parties having any interests arising under or by virtue of the Plan.

i.	Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

j.	Litigation. If any Participant, former Participant or beneficiary shall bring a suit or proceeding against the Committee or the Bank, or if any dispute shall arise as to the person or persons to whom payment or delivery of any funds shall be made by the Bank, the costs (including attorneys’ fees) to the Bank of defending the action, where the result is adverse to the complainant, or pursuant to the authorization of the court or other forum in which the suit or proceeding is brought, shall be charged against the Plan benefits of the applicable Participant, former Participant or beneficiary, and only the excess of such Plan benefits, if any, over the amount of such costs shall be payable by the Bank.

k.	Effective Date. The Plan shall be effective beginning January 1, 2001 until modified or revoked by the Bank.

l.	Federal Housing Finance Board. This Plan shall be maintained in accordance with and is subject to Federal Housing Finance Board regulations and policies.

Approved by the Board of Directors this 20th day of March, 2001, as amended on July 15, 2003.

/s/ Peter E. Gutzmer

Corporate Secretary

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